Life Product Amendment to Broker-Dealer and General Agent Sales Agreement

AMENDMENT, dated as of 3/15/16 (such date, following execution and delivery by all parties, to be the “Effective Date”), by and among AXA Distributors, LLC (“Distributor”), AXA Advisors, LLC (“Broker-Dealer”) and AXA Network, LLC (“General Agent”).

W I T N E S S E T H :

WHEREAS, the Distributor, the Broker-Dealer and the General Agent are parties to a Broker-Dealer and General Agent Sales Agreement dated as of VA SALES AGREEMENT DATE as the same may have been heretofore amended (the “Sales Agreement”); and

WHEREAS, such parties desire to modify and amend the Sales Agreement as hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein contained, the parties hereto hereby agree to modify and amend the Sales Agreement as follows:

1.         The terms “Life Policies” and “Policies” are added to the definitions in Section 1.1 of the Sales Agreement and shall mean Contracts which are life insurance policies.

2.         Exhibit A of the Sales Agreement is hereby amended to include, as an additional Variable Account identified therein, Separate Account FP.

3.         Schedule I of the Sales Agreement is hereby amended to include, as additional Contracts contained therein, the Life Policies listed on the attached Amendment to Schedule I.

4.         Schedule II of the Sales Agreement is hereby amended to include, in addition to the compensation rates provided for therein with respect to the sale of other Contracts, the rates set forth in Schedule A attached hereto with respect to the sale of the above-described Life Policies.

5.         All activities of the Broker-Dealer and the General Agent with respect to Life Policies shall be conducted in accordance with such rules and procedures (the “Life Insurance Application and Servicing Procedures”) as the AXA Equitable Companies may from time to time establish with respect thereto. The Life Insurance Application and Servicing Procedures may include, without limitation, instructions and procedures for (a) soliciting for the sale of Life Policies, (b) obtaining sales illustrations (“Illustrations”) from the Distributor for delivery to potential applicants (which Illustrations will be deemed to be Sales Materials pursuant to the Sales Agreement), (c) completing and submitting an initial request form or an application for a Life Policy to an AXA Equitable Company, (d) application processing, medical testing and underwriting by the AXA Equitable Companies, (e) the delivery of Life Policies, (f) the payment of premiums and (g) the provision of services relating to Life Policies.

6.         All applications and initial request forms for Life Policies submitted to the AXA Equitable Companies shall be in writing. No premiums in respect of any Life Policy shall be

BD Life Amendment 9-10-2007	1

paid to any AXA Equitable Company, nor shall any sums be accepted by either the Broker-Dealer, the General Agent or any Agent on behalf of or for transmission to any AXA Equitable Company for such purpose except as provided in the Life Insurance Application and Servicing Procedures, nor shall the Distributor or any AXA Equitable Company be liable to the Broker-Dealer, the General Agent or any customer thereof for any premiums paid or sums advanced on account thereof other than as provided therein. Each AXA Equitable Company shall use reasonable efforts to return as promptly as possible any premiums and other sums it may otherwise receive, but shall have no obligation to invest such funds or pay interest thereon or take any other action with respect thereto.

7.         Except as provided in the Life Insurance Application and Servicing Procedures to the contrary, no AXA Equitable Company shall be bound under any Life Policy unless and until it has accepted the application for such Life Policy and forwarded such Life Policy to the General Agent for delivery to the applicant pursuant to Section 4.7 of the Sales Agreement and the full amount of the minimum initial premium due and payable therefor as specified in such notice has been paid to such AXA Equitable Company. Furthermore, no compensation shall be due and payable under the Sales Agreement with respect to any Life Policy except as provided in the Life Insurance Application and Servicing Procedures. Notwithstanding anything to the contrary contained in the Sales Agreement or otherwise, the full amount of all premiums paid on any Life Policy must be forwarded to the AXA Equitable Company issuing such Life Policy in accordance with the Life Insurance Application and Servicing Procedures.

8.         Compensation on replacement policies will only be paid on new premiums received by an AXA Equitable Company in accordance with the rules and procedures of the AXA Equitable Companies with respect to replacements then in effect. Please contact the Distributor before submitting an application for a replacement policy to obtain the latest replacement rules and procedures. As used herein, a replacement policy will mean any life policy issued less than 60 days before or within 13 months following the lapse, surrender or exchange of any other policy or annuity on the same insured issued by any AXA Equitable Company or any life policy which is continued as Paid-Up Extended Term or Reduced Paid-Up. No compensation will be due and payable on the portion of the Commissionable Premium (as defined in the footnotes to the tables below) attributable to the Life Policy equal to the annualized premium on the Replaced Policy, regardless of whether the Life Policy is funded with values from the Replaced Policy or with new money. Additionally, no compensation will be due and payable on any funds transferred from the Replaced Policy and applied to the Life Policy.

9.         The terms and conditions of this Amendment are in addition to and not in limitation of the terms and conditions of the Sales Agreement. If any terms or conditions of this Amendment are inconsistent with any terms or conditions of the Sales Agreement, the terms and conditions of this Amendment shall control.

10.        Except as modified and amended hereby, the Sales Agreement is hereby ratified and confirmed in its entirety and is in full force and affect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers.

BD Life Amendment 9-10-2007	2

Distributor:
AXA DISTRIBUTORS, LLC

By
Name: Kevin M. Kennedy
Title: Senior Vice President

Broker-Dealer:
AXA Advisors, LLC

By
Name:
Title:

General Agent:
AXA Network, LLC

By
Name:
Title:

BD Life Amendment 9-10-2007	3

Distributor:
AXA DISTRIBUTORS, LLC

By
Name: Kevin M. Kennedy
Title: Senior Vice President

Broker-Dealer:
AXA Advisors, LLC

By
Name: David W. Karr
Title: Chairman, AXA Advisors

General Agent:
AXA Network, LLC

By
Name: David W. Karr
Title: Chairman, AXA Network

BD Life Amendment 9-10-2007	4